Exhibit 99.1

Rexford Industrial to Present at NAREIT’s REITWeek 2014

Los Angeles, California – May 29, 2014 – Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE:REXR), a real estate investment trust (“REIT”) that specializes in acquiring, owning and operating industrial properties located in Southern California infill markets, today announced that Howard Schwimmer, Co-Chief Executive Officer, and Michael Frankel, Co-Chief Executive Officer will present at REITWeek 2014: NAREIT's Investor Forum at the Waldorf Astoria, in New York, New York on Wednesday, June 4, 2014 from 4:30 p.m. to 5:00 p.m. Eastern Time, which will be webcast live. Details on how to access the live webcast can be found below.

Webcast Details

Date: Wednesday, June 4, 2014

Time: 4:30 p.m. to 5:00 p.m. Eastern Time

Webcast Link: http://www.reitstream.com/reitweek2014/rexford-industrial-realty-inc

The webcast will be available to view for 90 days following the live presentation.

About Rexford Industrial

Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California in-fill markets. The Company owns interests in 72 properties with approximately 7.9 million rentable square feet and manages an additional 20 properties with approximately 1.2 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Contact:

Investor Relations:

Stephen Swett

424 256 2153 ext 401

investorrelations@rexfordindustrial.com